Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of November 13, 2006, (the “Effective Date”) by and between AMERIPATH, INC., a Delaware corporation (the “Company”), and PHILIP A. SPENCER (hereinafter, the “Executive”).

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Employment.

1.1 Employment and Term. During the Term of Employment, the Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment, the Executive shall serve as the President, Anatomic Pathology Services of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Chairman and Chief Executive Officer of the Company (the “CEO”), or the CEO’s designee, and shall exercise such power and authority as may from time to time be delegated to him by the CEO. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall comply with the Company’s employment policies and practices generally applicable to its executive officers.

2. Term of Employment. The initial term of employment under this Agreement (the “Initial Term”), shall commence upon the Effective Date and shall terminate upon the second anniversary of the Effective Date, unless terminated prior thereto in accordance with Section 5 hereof. Upon expiration of the Initial Term, this Agreement will automatically continue in effect for additional one (1) year terms unless notice of non-renewal is given at least 90 days prior to the expiration of the Initial Term or any renewal term thereafter (such Initial Term and/or renewal term referred to herein as the “Term of Employment”).

3. Compensation.

3.1 Base Salary. During the Term of Employment, the Executive shall receive a base salary at the annual rate of $250,000 (the “Base Salary”), with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed at least annually in accordance with the Company’s normal review process.

3.2 Bonuses.

a. For each calendar year during the Term of Employment (the “Bonus Period”), the Board shall establish a bonus pool from which the Executive shall be eligible to receive an annual bonus potentially equal to fifty percent (50%) of the Executive’s Base Salary (the “Bonus Payment”), to be determined by the Board (or any Committee thereof) and based upon the satisfaction by the Executive and/or the Company of the goals (the “Goals”), to be established by the Company each calendar year during the Term of Employment. Notwithstanding the foregoing, in the event that the Goals are either exceeded or not fully achieved for a Bonus Period, the Executive may be eligible to receive a Bonus Payment in an amount in excess of or less than such 50% target, subject to a maximum payment equal to 75% of the Executive’s Base Salary.

b. The Company and Executive agree that Executive shall receive a bonus payment in March 2007 (at the same time bonus payments are generally paid to AmeriPath executives) in an amount equal to $136,000. Such bonus payment shall be reduced by any performance bonus payments actually received by Executive from his previous employer at the time of his termination. This bonus payment shall be payable in full to Executive in March 2007 (or earlier, as provided for in this Agreement) in any and all circumstances - without regard to Executive’s employment status with the Company at that time.

c. Two years from the Effective Date, provided Executive is then employed by the Company (or any successor in interest to the Company), Executive shall be entitled to receive a Bonus Payment equal to $250,000 plus interest at the annual rate of six percent (6%) from the Effective Date (the “Signing Bonus”). The Signing Bonus shall be paid in the first regular payroll cycle following the second anniversary of the Effective Date of this Agreement. Notwithstanding the foregoing, if Executive’s employment is terminated pursuant to paragraphs 5.2, 5.3, 5.4 or 5.6 below, prior to the payment of the Signing Bonus then Company shall pay Executive the pro rata portion of the Signing Bonus earned by Executive as of the date of such termination. The amount of the Signing Bonus earned by Executive as of the date of termination shall be calculated by dividing the number of days that have passed since the Effective Date by 730; multiplying that number by $250,000; and then adding interest at the annual rate of six percent (6%) from the Effective Date.

4. Expense Reimbursement and Other Benefits.

4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.

4.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, stock option programs, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Company agrees to reimburse Executive for all health insurance premiums paid by him in order to maintain complete health insurance coverage for him and his family until such time as he and his family become eligible to participate in Company’s plan. To the extent that waiting periods can be waived by the Company for any or all benefit and/or compensation plans offered by Company, Company agrees to waive such waiting periods so that Executive can participate in such plans immediately.

4.3 Other Benefits. The Executive shall accrue up to four (4) weeks of paid vacation each calendar year during the Term of

Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any accrued vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. Notwithstanding the foregoing, in no event shall the Executive’s accrued vacation time exceed four (4) weeks at any point in time. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

4.4 Relocation Expenses. The Company shall pay all pre-approved reasonable moving expenses to relocate the Executive and his family from Overland Park, Kansas, to the Dallas, Texas area. In connection therewith, it is agreed that the Company shall pay all sales and closing costs (including without limitation any and all real estate commissions) associated with the sale of the Executive’s current home in Overland Park. Without limiting the foregoing, such reasonable moving expenses shall include the cost of hiring a reputable professional moving company to pack, transport, store (if necessary), and unload Executive’s family’s possessions at Executive’s new residence in the Dallas, Texas area. Company shall also reimburse Executive for up to one percentage point paid by him in securing a mortgage for Executive’s new residence in the Dallas, Texas area. All payments and/or reimbursements as they may be, which are made by the Company pursuant to this paragraph, shall be “grossed-up” such that Executive incurs no unreimbursed tax liability as a result of Company’s making of such payments.

4.5. Stock Option. In further consideration for the Employee’s execution of this Agreement and his continuing employment with the Company, the Company shall grant to Employee, concurrent with the commencement of his employment, a one-time option to acquire 200,000 shares of AmeriPath Group Holdings, Inc. (“Holdings”) Common Stock, $.001 par value (the “Option”), pursuant to Holding’s Stock Option Plan (the “Plan”). The exercise price per share of the Holdings shares subject to this Option shall be the fair market value of Holdings Common Stock on the date of grant. Except as otherwise set forth in, and subject to the terms and conditions of, the Plan, this Option shall have a five year vesting period with 20% vesting on each anniversary of the date of grant. The Option is not transferable except upon death and is exercisable only by the Employee (or the holder of the option after Executive’s death). During the Term of Employment, at least annually, Executive shall be eligible to receive additional stock option grants provided by the Company as the Board of Directors of the Company (or any Committee thereof) shall from time to time determine.

5. Termination.

5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement which is not cured within thirty (30) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds, breach of trust or material violation of the AmeriPath Code of Ethics in connection with the Executive’s services under the Employment Agreement or with respect to the Company, (iii) a conviction or indictment of the Executive for, or entering into a plea of nolo contendere by the Executive with respect to, a felony or any crime which involves dishonesty, fraud, embezzlement, misappropriation of funds or breach of trust, or (iv) gross negligence, reckless or willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder, which the Board in its reasonable discretion deems to be good and sufficient cause to terminate the Executive’s employment with the Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 5.1, the Company shall (a) pay to the Executive any accrued and unpaid Base Salary through the date of termination; and (b) if the bonus set forth in Section 3.2(b) has not already been paid, pay that bonus to Executive at that time in full. Upon any termination effected and compensated pursuant to this Section 5.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for accrued and unused vacation days).

5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s long term disability plan as then in effect. The Board shall have sole discretion based upon competent medical advice to determine whether the Executive is or continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the effective date of termination specified in such notice, (ii) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period of twelve (12) months following the termination of the Executive’s employment with the Company, and (iii) if the bonuses set forth in paragraphs 3.2(b) and 3.2(c) have not already been paid, pay Executive those bonuses at that time in amounts determined in accordance with the terms of such provisions. Upon any termination effected and compensated pursuant to this Section 5.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for accrued and unused vacation days).

5.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any accrued and unpaid Base Salary and Bonus Payment, through the Executive’s date of death, and (ii) if the bonuses set forth in paragraphs 3.2(b) and 3.2(c) have not already been paid, pay Executive those bonuses at that time in amounts determined in accordance with the terms of such provisions. Upon any termination effected and compensated pursuant to this Section 5.3, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for accrued and unused vacation days). Notwithstanding the foregoing, the Company shall pay the COBRA payments for the Executive’s spouse and dependents for a period of three (3) months following the Executive’s death.

5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period equal to the later of (A) twelve (12) months following the termination of the Executive’s employment with the Company, or (B) through the second anniversary of the date of this Agreement, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, (iii) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period equal to the later of (A) twelve (12) months following the termination of the Executive’s employment with the Company, or (B) through the second anniversary of the date of this Agreement, and (iv) if the bonuses set forth in paragraphs 3.2(b) and 3.2(c) have not already been paid, pay Executive those bonuses at that time in amounts determined in accordance with the terms of such provisions. Company shall also be liable to Executive for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for accrued and unused vacation days). In addition to the foregoing, in the event that Company terminates Executive pursuant to this paragraph 5.4, the restrictive covenants contained in Section 6.1 below shall be null and void and of no further effect as to Executive.

5.5 Termination by Executive Without Good Reason.

a. Notwithstanding the Term of Employment, the Executive shall at all times have the right, by written notice of not less than ninety (90) days to terminate his employment with the Company.

b. Upon termination of Executive’s employment with the Company pursuant to this Section 5.5, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary through the effective date of termination specified in such notice; and (ii) if the bonus set forth in Section 3.2(b) has not already been paid, pay that bonus at that time in full. Upon any termination effected and compensated pursuant to this Section 5.5, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for accrued and unused vacation days).

5.6 Termination by Executive With Good Reason and Change of Control.

The Executive may elect to terminate this Agreement for Good Reason (as defined below) in accordance with this Section 5.6 by providing written notice to the Company promptly after any such qualifying event set forth below. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities are not at least commensurate in all material respects with the most significant of those held, exercised and assigned at the time this Agreement is executed; or (ii) a “Triggering Transaction” occurs. For purposes of this Section 5.6, a “Triggering Transaction” shall mean (i) approval by the shareholders of the Company (or its parent company) of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (other than an equity public offering), in which persons who were the shareholders of the Company (or its parent company) immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s (or parent company’s) then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction; (ii) a liquidation or dissolution of the Company (or its parent company); (iii) the sale of all or substantially all of the assets of the Company (or its parent company) unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned and not consummated; (iv) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (v) the acquisition (other than by or from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s (or its parent company’s) then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (a) the Company or its subsidiaries, (b) any person, entity or “group” that as of the Effective Date of this agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (iii) any employee benefit plan of the Company or its subsidiaries. In the event of a termination by Executive for Good Reason, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the date of termination specified in such notice, (ii) continue to pay the Executive’s then annual Base Salary for a period equal to the later of (A) twelve (12) months following the termination of the Executive’s employment with the Company, or (B) through the second anniversary of the date of this Agreement, (iii) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period equal to the later of (A) twelve (12) months following the termination of the Executive’s employment with the Company, or (B) through the second anniversary of the date of this Agreement; and (iv) if the bonuses set forth in Sections 3.2(b) and 3.2(c) have not already been paid, pay those bonuses at that time in amounts to be determined in accordance with the terms of such provisions. Upon any termination effected and compensated pursuant to this Section 5.6, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for accrued and unused vacation days).

5.7 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

5.8 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

6. Restrictive Covenants.

6.1 Non-competition. At all times while the Executive is employed by the Company and except as set forth in paragraphs 5.4 above, for the period of time following the termination of the Executive’s employment with the Company during which Executive is receiving any payments from the Company pursuant to Article 5 above, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company’s business (for purposes of this Agreement, any business that engages in the management or provision of anatomic, and/or esoteric pathology diagnostic services {whether through physician practices, laboratories, hospitals, medical or surgery centers or otherwise} shall be deemed to compete with the Company’s business); provided that such provision shall not apply to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5.0%) of any class of capital stock of such corporation.

6.2 Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, employees, employee compensation or benefits, employment practices and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally or publicly known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to promote the best interests of the Company or to the extent required by law.

6.3 Nonsolicitation of Employees and Customers. At all times while the Executive is employed by the Company and for the two (2) year period immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for or on behalf of any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or solicit the termination of employment of or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months, and/or (b) call on, solicit or be engaged to provide services to any of the actual or targeted prospective customers or clients of the Company (or of its physician practices or laboratories) on behalf of any person or entity in connection with any business that competes with the Company’s business, nor shall the Executive make known the names and/or addresses of such employees, customers or clients or any information relating in any manner to the Company’s trade or business relationships with such employees, customers or clients, other than in connection with the performance of Executive’s duties under this Agreement.

6.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.5 Books and Records. All books, records, and accounts of the Company or relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

6.6 Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, including, without limitation, the agreement by the Company to grant to Executive access to confidential and proprietary information of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that, because of the access granted by the Company to its confidential and proprietary information, his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur.

6.10 Survival. The provisions of this Agreement which require or obligate the Parties to take or refrain from any actions after the termination of this Agreement, shall survive the termination of this Agreement, as applicable.

7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction (and only an injunction) to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

9. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 10 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

10. Assignment. Neither party shall have the right to assign or delegate its rights or obligations hereunder, or any portion thereof, to any other person without the express written consent of the other party.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

12. Notices: All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

The last known residential address of Executive as listed in the Company’s employment records.

If to the Company:

AmeriPath, Inc.

7111 Fairway Drive, Suite 400

Palm Beach Gardens, FL 33404

Attention: Legal Department

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit or demands arbitration for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party in any such lawsuit or arbitration shall pay all reasonable court costs, attorneys’ fees and expenses (including expert witness fees) of the prevailing party.

17. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the Executive and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

19. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

21. Modification of Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

AMERIPATH, INC.

By:	/s/ Donald E. Steen
Donald E. Steen
Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Philip A. Spencer
Philip A. Spencer